                                                                      Exhibit 21
(21) Subsidiaries

Name                                                 State Incorporated
----                                                 ------------------
Stratosphere Gaming Corp                             Nevada
Stratosphere Land Corporation                        Nevada
Stratosphere Advertising Agency                      Nevada
2000 Las Vegas Boulevard Retail Corporation          Nevada